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                                                                  Exhibit 5.2

                           [Letterhead of Arnold & Porter]

                                   January 23, 1997


First Empire State Corporation
One M&T Plaza
Buffalo, New York 14240

First Empire Capital Trust I
One M&T Plaza
Buffalo, New York 14240

    Re:  First Empire State Corporation --
         First Empire Capital Trust I --
         Registration Statement on Form S-3
         File No.  333-20027

Ladies and Gentlemen:

    We have acted as special counsel to First Empire State Corporation, a New York corporation (the "Company") and Depositor of First Empire Capital Trust I, a Delaware business trust (the "Trust"), in connection with a Registration Statement on Form S-3, as amended by Pre-Effective Amendment No. 1 thereto (the "Registration Statement") relating to (i) the proposed issuance by the Trust of $150,000,000 aggregate liquidation amount of the Trust's ____% Capital Securities (the "Capital Securities"), (ii) the proposed issuance by the Company to the Trust of the Company's ____% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures"), and
(iii) the Company's guarantee of certain obligations of the Trust related to the Capital Securities (the "Guarantee").

    The Capital Securities are issuable under an Amended and Restated Trust Agreement (the "Trust Agreement") among the Company, as Depositor, Bankers Trust Company, as Property Trustee, Bankers Trust (Delaware), as Delaware Trustee, and the Administrators named therein or pursuant thereto. The Junior Subordinated Debentures are issuable under a Junior Subordinated Indenture (the "Indenture") between the Company and Bankers Trust Company, as Debenture Trustee. The Guarantee is issuable under a Guarantee Agreement (the "Guarantee Agreement") between the Company and Bankers Trust Company, as Guarantee Trustee.



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    In connection with rendering the opinions set forth in this letter, we have examined proposed forms of the foregoing documents, filed as exhibits to the Registration Statement. We also have examined the resolutions adopted by the Executive Committee of the Board of Directors of the Company on January 14, 1997, and made such other investigations of matters of law and fact as we have considered necessary and appropriate for the purposes of our opinions set forth below.

    The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

    A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

    B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

    C. We have assumed without verification that, with respect to the minutes of any meetings of the Boards of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

    D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

    E. We express no opinion as to the effect or application of any laws or regulations other than the internal laws of the State of New York and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

    F.   The opinions hereafter expressed are qualified to the extent that
(1) the characterization of, and the


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enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, receivership, readjustment of debt, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally or the rights of creditors of depositary institution holding companies, and by general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, (2) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction, and (3) the provisions of any document, agreement or instrument that (i) purport to confer, waive or consent to the jurisdiction of any court or (ii) waive any right granted by common or statutory law, may be unenforceable as against public policy.

    Based on the foregoing, and upon the assumption that there will be no material changes in the documents we examined and the matters we investigated, we are of the opinion that:

    (1) The Junior Subordinated Debentures have been duly authorized by all requisite corporate action and, when executed, delivered and authenticated as specified in the Indenture, the Junior Subordinated Debentures will constitute valid and binding obligations of the Company under the laws of the State of New York.

    (2) The Guarantee has been duly authorized by all requisite corporate action and, when executed and delivered as specified in the Guarantee Agreement, the Guarantee will constitute the valid and binding obligation of the Company under the laws of the State of New York.

    (3) The discussion under the caption "Certain Federal Income Tax Consequences" contained in the Prospectus included in the Registration Statement, subject to the assumptions and conditions described therein, constitutes the legal opinion of Arnold & Porter. Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different.

    This letter does not address any matters other than those expressly addressed herein. This letter is given for


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your sole benefit and use.  No one else is entitled to rely hereupon.  This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

    We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference to our firm under the captions "Validity of Securities" and "Certain Federal Income Tax Consequences" contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                             Very truly yours,

                             ARNOLD & PORTER



                             By /s/ Steven Kaplan
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